Exhibit 5.1

September 3, 2024

Borealis Food Inc.

1540 Cornwall Rd. #104

Oakville, Ontario L6J7W5

Canada

Dear Sirs/Mesdames:

Re:	Borealis Food Inc. – Registration Statement on Form S-8

We have acted as Canadian counsel to Borealis Food Inc. (the “Corporation”), a corporation amalgamated under the Business Corporations Act (Ontario) (the “OBCA”), in connection with the Corporation’s Registration Statement on Form S-8 (the “Registration Statement”), to which this opinion appears as an Exhibit, filed by the Corporation with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Act”) and proposed issuance of up to 1,125,869 common shares in the capital of the Corporation (the “Shares”) issuable upon the exercise, settlement or redemption, as applicable, of options, stock appreciation rights, and share units, consisting of performance share units, restricted share units or deferred share units (collectively, “Awards”) granted pursuant to the Equity Incentive Plan of the Corporation effective as of February 7, 2024 (the “Plan”).

In connection with the foregoing and for the purposes of the opinions expressed below, we have examined such statutes, regulations, public and corporate records and other documents and have made such investigations and considered such questions of law as we have considered necessary as a basis of the opinions hereinafter expressed. We have also examined the Registration Statement and the Plan, which has been filed with the Commission as an exhibit to the Registration Statement. We have relied on a certificate of an officer of the Corporation as to various questions of fact material to our opinion that we have not verified independently. In rendering the opinion expressed in paragraph 1 below, we have relied exclusively on the Articles of Amalgamation of the Corporation and a Certificate of Status dated the date hereof issued pursuant to the OBCA.

Where our opinion below refers to the Shares being issued as “fully-paid and non-assessable”, such opinion assumes that all required consideration (in whatever form) will have been paid or provided. No opinion is expressed as to the adequacy of any consideration received.

In all such examinations, we have assumed the genuineness of all signatures and the authority and legal capacity of all persons signing documents reviewed by us, the authenticity of all documents submitted to us as originals and the completeness and conformity to authentic original documents of all documents submitted to us as true, certified or notarial copies or as reproductions (including documents received by facsimile), all documents submitted to us have been executed in the form reviewed by us and have not been amended or modified since the date they were submitted to us, by written or oral agreement or by conduct of the parties thereto, or otherwise, and the truthfulness and accuracy of all certificates of public officials and officers of the Corporation. We have also assumed the awards granted under the Plan have been or will be duly granted by the board of directors of the Corporation (the “Board”), a Committee of the Board (a “Committee”) or pursuant to a delegation of authority granted by the Board or a Committee, all in accordance with the terms of the Plan and the OBCA.

September 3, 2024

Page Two

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein. The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof and the facts as of the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.

Based upon, and relying upon the foregoing, and subject to the assumptions, qualifications and limitations contained herein, we are of the opinion that:

1.	The Corporation is a corporation amalgamated under the Business Corporations Act (Ontario) and has not been dissolved.

2.	An aggregate of up to an additional 1,125,869 Shares, when issued from time to time upon the due exercise, settlement or redemption, as applicable, of Awards granted under and in accordance with the terms of the Plan and the terms and conditions of any award agreement governing the grant of any such Award will be validly issued by the Corporation as fully paid and non-assessable Shares.

This opinion is for the benefit of the addressee and rendered solely as of the date hereof in connection with the Registration Statement to which it relates. Our opinion is expressly limited to the matters set forth above and we express no opinion, by implication or otherwise, as to any other matters relating to the Corporation, the Registration Statement or the Shares. Such opinion may not be relied upon, used, or quoted from or referred to in any other documents, by any other person or for any other purpose without our express written consent.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to being named in the Registration Statement. In providing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Bennett Jones LLP